Exhibit 5.2

March 5, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re:       Registration Statement on Form S-8 ("Registration Statement")

            with Respect to BP Employee Savings Plan

Ladies and Gentlemen:

As Regional General Counsel of BP America Inc., I have reviewed the BP Employee Savings Plan (the "Plan"), and have considered the issuance of interests in the Plan.  This opinion is furnished as an exhibit to the above-referenced Registration Statement. I have examined such documents and made such other investigations, as I have deemed necessary for the purpose of giving the opinion herein stated. Based on such examination of corporate records, documents and questions of law, as I have considered necessary, I am of the opinion that when the interests in the Plan are issued pursuant to and in accordance with the terms of the Plan, they will be legally issued.

I consent to the filing of this opinion as an exhibit to the Registration Statement referred to above.  In giving such consent I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 as amended.

Very truly yours,

/s/ Stephen R. Winters

Stephen R. Winters